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                                                                       EXHIBIT 5

                    [LETTERHEAD OF ARIAS, FABREGA & FABREGA]


                                October 12, 2001

Willbros Group, Inc.
Plaza 2000 Building
50th Street, 8th Floor
Apartado 6307
Panama 5, Republic of Panama

         Re:      Willbros Group, Inc.
                  Registration Statement on Form S-3
                  File No. 333-63096 (the "Registration Statement")

Gentlemen:

         We have acted as Panamanian counsel for Willbros Group, Inc., a Republic of Panama corporation (the "Company"), in connection with the Registration Statement and with respect to the issuance and sale by the Company of up to 200,000 shares of the Company's Common Stock, $.05 par value per share, offered pursuant to that certain Prospectus Supplement dated August 14, 2001 (the "Prospectus Supplement"). As described in the Prospectus Supplement, the Company is selling such shares pursuant to a Subscription Agreement dated August 14, 2001 (the "Subscription Agreement"), between the Company and the purchasers named therein. On October 12, 2001, the Company issued and sold an aggregate of 144,175 shares of its Common Stock (the "Shares") to such purchasers pursuant to the Subscription Agreement.

         In reaching the conclusions expressed in this opinion, we have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as we have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms and conditions of the Subscription Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

         We are licensed to practice in the Republic of Panama and we express no opinion as to the laws of any jurisdiction other than the Republic of Panama.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus Supplement under the caption "Legal Opinion."

                                       Very truly yours,

                                       ARIAS, FABREGA & FABREGA

                                       /s/   L.W. Watson III

                                       L. W. Watson III